Exhibit 99.1

BNC Bancorp Increases Cash Dividend by 25%

          THOMASVILLE, N.C., Jan. 18 /PRNewswire-FirstCall/ -- BNC Bancorp (Nasdaq: BNCN) today announced that its Board of Directors declared an annual cash dividend of $0.16 per share, an increase of 25% when adjusted for the 5- for-4 stock split paid during the fourth quarter of 2005. The dividend will be paid March 10, 2006 to shareholders of record as of February 24, 2006.

          “We are pleased that our performance has enabled our Board to increase the cash dividend by 25%,” commented W. Swope Montgomery, Jr., President and Chief Executive Officer. “This increase reflects our Board’s confidence in our Company’s ability to continue our strong earnings performance and achieve excellent progress on our strategic growth initiatives. It also speaks of our determination to manage capital and to maintain optimum leverage for our shareholders. A cash dividend provides current income, and compliments our program to repurchase shares which should encourage capital appreciation over time.”

          BNC Bancorp is the parent company of Bank of North Carolina, a $594 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in central North Carolina in the cities of Thomasville, High Point, Salisbury, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. In addition, the Bank operates commercial and mortgage loan production offices in Winston-Salem and Harrisburg, North Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender.  Bank of North Carolina is a subsidiary of BNC Bancorp.  BNC Bancorp’s stock is quoted in the NASDAQ Small-Cap market under the symbol “BNCN.”

          This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

SOURCE  BNC Bancorp
           -0-                                                                01/18/2006
           /CONTACT:  W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200/
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